Exhibit 99.1

[AUTOIMMUNE LOGO]

AutoImmune Inc.

1199 Madia Street

Pasadena, CA 91103

Phone: 626-792-1235

Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2003 SECOND QUARTER FINANCIAL RESULTS

Pasadena, California, August 7, 2003—AutoImmune Inc. (Nasdaq: AIMM) today reported a net loss of $0.14 million, or $0.01 per share basic and diluted, for the three months ended June 30, 2003, compared with a net loss of $0.18 million, or $0.01 per share basic and diluted, for the three months ended June 30, 2002. For the six months ended June 30, 2003, net income was $0.89 million, or $0.05 per share basic and diluted, compared with a net loss of $0.39 million, or $0.02 per share basic and diluted, for the six months ended June 30, 2002. Results for the six months ended June 30, 2003 reflect receipt of the final payment in March 2003 from a subsidiary of Elan Corporation plc for its purchase of AutoImmune’s rights to certain patent applications. As of June 30, 2003, the Company reported $11.0 million in cash and marketable securities.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “During the second quarter, Colloral LLC, AutoImmune’s joint venture with Deseret Laboratories International, reported small but increasing sales of Colloral®, a product for nutritional support of patients with rheumatoid arthritis. The joint venture is planning to expand marketing efforts over the next several quarters and, under the currently applicable accounting model, we will begin to recognize income when profits exceed cumulative start-up costs.”

BioMS recently confirmed in a press release that its advanced phase clinical trial of MBP8298 treatment for chronic progressive multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune, is scheduled to start before the end of this year. BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of MBP8298 should it reach the market.

Teva Pharmaceutical Industries, Ltd., is considering various options for the next human clinical studies on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales.

Results from the oral insulin arm of the NIH sponsored diabetes prevention trial (DPT-1) were presented at the ADA meeting in New Orleans. Although there was a trend in favor of the treated group versus the placebo group, the data did not reach statistical significance. It is expected the results will be submitted for publication and there remains the possibility that sub-group analysis will suggest additional trials worth considering.

AutoImmune has agreed to help sponsor a New York Academy of Sciences meeting titled “Oral Tolerance: Mechanisms and Applications” to be held at Mt Sinai Medical Center in New York City, October 23-26, 2003.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

- Financial Chart Follows -

AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2002	2003	2002	2003
Revenue	$15,000	$23,000	$30,000	$1,390,000

Costs and expenses:
Research and development	55,000	33,000	118,000	171,000
General and administrative	187,000	164,000	405,000	394,000

Total costs and expenses	242,000	197,000	523,000	565,000

Interest income	50,000	32,000	101,000	66,000

	50,000	32,000	101,000	66,000

Net income (loss)	($177,000)	($142,000)	($392,000)	$891,000

Net income (loss) per share—basic	($0.01)	($0.01)	($0.02)	$0.05

Net income (loss) per share—diluted	($0.01)	($0.01)	($0.02)	$0.05

Weighted average common shares outstanding—basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding—diluted	16,919,623	16,919,623	16,919,623	17,183,205

CONDENSED BALANCE SHEET
(Unaudited)

	December 31,	June 30,
	2002	2003
Cash and marketable securities	$10,018,000	$11,045,000
Other current assets	81,000	22,000

Total assets	$10,099,000	$11,067,000

Current liabilities	$187,000	$112,000
Total stockholders’ equity	9,912,000	10,955,000

Total liabilities and equity	$10,099,000	$11,067,000